[Price Waterhouse LLP Stationery]









          August 28, 1997


          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C.  20549

          Ladies and Gentlemen:

          We have read Item 4 of Gulf Island Fabrication, Inc.'s Form 8-K dated August 28, 1997 and are in agreement with the statments contained in paragraph 4(a) therein.

          Yours very truly,

          /s/ PRICE WATERHOUSE LLP
          PRICE WATERHOUSE LLP